                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G

                                 (Rule 13d-102)

                 INFORMATION TO BE INCLUDED IN STATEMENTS FILED
             PURSUANT TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS
                     THERETO FILED PURSUANT TO RULE 13d-2(b)

                          CAM COMMERCE SOLUTIONS, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    131916108
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                 APRIL 11, 2002
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ] Rule 13d-1 (b)
[X] Rule 13d-1 (c)
[ ] Rule 13d-1 (d)

----------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

    The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 11 Pages
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CUSIP NO. 131916108                   13G                           Page 2 of 11
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--------------------------------------------------------------------------------
    1             NAME OF REPORTING PERSON
                  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  JAY R. PETSCHEK
--------------------------------------------------------------------------------
    2             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a)       [x]

                                                                   (b)       [ ]
--------------------------------------------------------------------------------
    3             SEC USE ONLY


--------------------------------------------------------------------------------
    4             CITIZENSHIP OR PLACE OF ORGANIZATION

                  UNITED STATES
--------------------------------------------------------------------------------
     NUMBER OF         5            SOLE VOTING POWER

       SHARES                       0
                     -----------------------------------------------------------
    BENEFICIALLY       6            SHARED VOTING POWER

      OWNED BY                      159,800
                     -----------------------------------------------------------
        EACH
                       7            SOLE DISPOSITIVE POWER
     REPORTING
                                    0
      PERSON      -----------------------------------------------------------
                       8            SHARED DISPOSITIVE POWER
       WITH
                                    159,800
--------------------------------------------------------------------------------
    9             AGGREGATE AMOUNT BENEFICIALLY OWNED BY
                  EACH REPORTING PERSON

                  159,800
--------------------------------------------------------------------------------
   10             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW
                  (9) EXCLUDES CERTAIN SHARES*                               [ ]

--------------------------------------------------------------------------------
   11             PERCENTAGE CLASS REPRESENTED BY AMOUNT IN ROW 9

                  5.2%
--------------------------------------------------------------------------------
   12             TYPE OF REPORTING PERSON*

                  IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------------------------------
CUSIP NO. 131916108                   13G                           Page 3 of 11
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
    1             NAME OF REPORTING PERSON
                  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  CORSAIR CAPITAL PARTNERS, L.P.
--------------------------------------------------------------------------------
    2             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a)       [x]

                                                                   (b)       [ ]
--------------------------------------------------------------------------------
    3             SEC USE ONLY


--------------------------------------------------------------------------------
    4             CITIZENSHIP OR PLACE OF ORGANIZATION

                  DELAWARE
--------------------------------------------------------------------------------
     NUMBER OF         5            SOLE VOTING POWER

       SHARES                       0
                     -----------------------------------------------------------
    BENEFICIALLY       6            SHARED VOTING POWER

      OWNED BY                      128,000
                     -----------------------------------------------------------
        EACH
                       7            SOLE DISPOSITIVE POWER
     REPORTING
                                    0
      PERSON      -----------------------------------------------------------
                       8            SHARED DISPOSITIVE POWER
       WITH
                                    128,000
--------------------------------------------------------------------------------
    9             AGGREGATE AMOUNT BENEFICIALLY OWNED BY
                  EACH REPORTING PERSON

                  128,000
--------------------------------------------------------------------------------
   10             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW
                  (9) EXCLUDES CERTAIN SHARES*                               [ ]

--------------------------------------------------------------------------------
   11             PERCENTAGE CLASS REPRESENTED BY AMOUNT IN ROW 9

                  4.2%
--------------------------------------------------------------------------------
   12             TYPE OF REPORTING PERSON*

                  PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------------------------------
CUSIP NO. 131916108                   13G                           Page 4 of 11
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
    1             NAME OF REPORTING PERSON
                  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  CORSAIR CAPITAL PARTNERS II, L.P.
--------------------------------------------------------------------------------
    2             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a)       [x]

                                                                   (b)       [ ]
--------------------------------------------------------------------------------
    3             SEC USE ONLY


--------------------------------------------------------------------------------
    4             CITIZENSHIP OR PLACE OF ORGANIZATION

                  DELAWARE
--------------------------------------------------------------------------------
     NUMBER OF         5            SOLE VOTING POWER

       SHARES                       0
                     -----------------------------------------------------------
    BENEFICIALLY       6            SHARED VOTING POWER

      OWNED BY                      31,800
                     -----------------------------------------------------------
        EACH
                       7            SOLE DISPOSITIVE POWER
     REPORTING
                                    0
      PERSON      -----------------------------------------------------------
                       8            SHARED DISPOSITIVE POWER
       WITH
                                    31,800
--------------------------------------------------------------------------------
    9             AGGREGATE AMOUNT BENEFICIALLY OWNED BY
                  EACH REPORTING PERSON

                  31,800
--------------------------------------------------------------------------------
   10             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW
                  (9) EXCLUDES CERTAIN SHARES*                               [ ]

--------------------------------------------------------------------------------
   11             PERCENTAGE CLASS REPRESENTED BY AMOUNT IN ROW 9

                  1.0%
--------------------------------------------------------------------------------
   12             TYPE OF REPORTING PERSON*

                  PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------------------------------
CUSIP NO. 131916108                   13G                           Page 5 of 11
--------------------------------------------------------------------------------

    1             NAME OF REPORTING PERSON
                  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  CORSAIR MANAGEMENT COMPANY, INC.

--------------------------------------------------------------------------------
    2             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a)       [x]

                                                                   (b)       [ ]
--------------------------------------------------------------------------------
    3             SEC USE ONLY


--------------------------------------------------------------------------------
    4             CITIZENSHIP OR PLACE OF ORGANIZATION

                  NEW YORK
--------------------------------------------------------------------------------
     NUMBER OF         5            SOLE VOTING POWER

       SHARES                       0
                     -----------------------------------------------------------
    BENEFICIALLY       6            SHARED VOTING POWER

      OWNED BY                      31,800
                     -----------------------------------------------------------
        EACH
                       7            SOLE DISPOSITIVE POWER
     REPORTING
                                    0
      PERSON      -----------------------------------------------------------
                       8            SHARED DISPOSITIVE POWER
       WITH
                                    31,800
--------------------------------------------------------------------------------
    9             AGGREGATE AMOUNT BENEFICIALLY OWNED BY
                  EACH REPORTING PERSON

                  31,800
--------------------------------------------------------------------------------
   10             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW
                  (9) EXCLUDES CERTAIN SHARES*                               [ ]

--------------------------------------------------------------------------------
   11             PERCENTAGE CLASS REPRESENTED BY AMOUNT IN ROW 9

                  1.0%
--------------------------------------------------------------------------------
   12             TYPE OF REPORTING PERSON*

                  CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------------------------------
CUSIP NO. 131916108                   13G                           Page 6 of 11
--------------------------------------------------------------------------------

    1             NAME OF REPORTING PERSON
                  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  CORSAIR MANAGING PARTNERS

--------------------------------------------------------------------------------
    2             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a)       [x]

                                                                   (b)       [ ]
--------------------------------------------------------------------------------
    3             SEC USE ONLY


--------------------------------------------------------------------------------
    4             CITIZENSHIP OR PLACE OF ORGANIZATION

                  NEW YORK
--------------------------------------------------------------------------------
     NUMBER OF         5            SOLE VOTING POWER

       SHARES                       0
                     -----------------------------------------------------------
    BENEFICIALLY       6            SHARED VOTING POWER

      OWNED BY                      31,800
                     -----------------------------------------------------------
        EACH
                       7            SOLE DISPOSITIVE POWER
     REPORTING
                                    0
      PERSON      -----------------------------------------------------------
                       8            SHARED DISPOSITIVE POWER
       WITH
                                    31,800
--------------------------------------------------------------------------------
    9             AGGREGATE AMOUNT BENEFICIALLY OWNED BY
                  EACH REPORTING PERSON

                  31,800
--------------------------------------------------------------------------------
   10             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW
                  (9) EXCLUDES CERTAIN SHARES*                               [ ]

--------------------------------------------------------------------------------
   11             PERCENTAGE CLASS REPRESENTED BY AMOUNT IN ROW 9

                  1.0%
--------------------------------------------------------------------------------
   12             TYPE OF REPORTING PERSON*

                  PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1(a).        NAME OF ISSUER.

                  CAM Commerce Solutions, Inc. (the "Issuer")

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES.

                  17520 Newhope Street
                  Fountain Valley, California 92708

ITEMS 2(a) AND (b). NAME OF PERSON FILING; ADDRESS OF PRINCIPAL BUSINESS OFFICE.

                  This statement is filed on behalf of Mr. Jay R. Petschek ("Mr. Petschek"), Corsair Capital Partners, L.P., a Delaware limited partnership ("Corsair Partners"), Corsair Capital Partners II, L.P., a Delaware limited partnership ("Corsair Partners II"), Corsair Management Company, Inc., a New York corporation ("Corsair Management"), and Corsair Managing Partners, a New York general partnership ("CMP"). Each of Mr. Petschek, Corsair Partners, Corsair Partners II, Corsair Management and CMP has its principal office at 570 Lexington Avenue, 12th Floor, New York, New York 10022.

                  This statement relates to shares of Common Stock (as defined below) held for the accounts of Corsair Partners and Corsair Partners II.

                  Mr. Petschek is filing in his capacity as (a) the sole general partner of Corsair Partners and (b) the sole shareholder of Corsair Management, which is a general partner of CMP, which is in turn the sole general partner of Corsair Partners II.

ITEM 2(c).        CITIZENSHIP.

                  Mr. Petschek is a United States citizen, Corsair Partners is a Delaware limited partnership, Corsair Partners II is a Delaware limited partnership, Corsair Management is a New York corporation and CMP is a New York general partnership.

ITEM 2(d).        TITLE OF CLASS OF SECURITIES.

                  Common Stock, par value $.001 per share (the "Common Stock").

ITEM 2(e).        CUSIP NUMBER.

                  131916108

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

                  Inapplicable.

ITEM 4.           OWNERSHIP.

         (a)      Amount Beneficially Owned:

         (1) Mr. Petschek beneficially owns 159,800 shares of Common Stock by virtue of his position as (i) the sole general partner of Corsair Partners, which holds 128,000 shares of Common Stock, for which Mr. Petschek may be deemed to have shared voting power and shared dispositive power with Corsair Partners, and (ii) the sole shareholder of Corsair Management, which is a general partner of CMP, which is in turn the sole general partner of Corsair Partners II, with Corsair Partners II holding 31,800 shares of Common Stock, for which Mr. Petschek may be deemed to have shared voting power and shared dispositive power with CMP, Corsair Management and Corsair Partners II.

         (2) Corsair Partners beneficially owns 128,000 shares of Common Stock, for which Corsair Partners may be deemed to have shared voting power and shared dispositive power with Mr. Petschek.

         (3) Corsair Partners II beneficially owns 31,800 shares of Common Stock, for which Corsair Partners II may be deemed to have shared voting and shared dispositive power with Mr. Petschek, Corsair Management and CMP.

         (4) Corsair Management beneficially owns 31,800 shares of Common Stock by virtue of its position as a general partner of CMP, which is in turn the sole general partner of Corsair Partners II, with Corsair Partners II holding 31,800 shares of Common Stock, over which Corsair Management may be deemed to have shared voting power and shared dispositive power with Mr. Petschek, CMP and Corsair Partners II.

         (5) CMP beneficially owns 31,800 shares of Common Stock by virtue of its position as the sole general partner of Corsair Partners II, with Corsair Partners II holding 31,800 shares of Common Stock, over which CMP may be deemed to have shared voting power and shared dispositive power with Mr. Petschek, Corsair Management and Corsair Partners II.

                  Mr. Petschek, Corsair Management and CMP expressly disclaim beneficial ownership of any shares of Common Stock not directly held for the accounts of Corsair Partners and Corsair Partners II.

         (b)      Percent of Class:

                  Mr. Petschek's beneficial ownership of 159,800 shares of Common Stock constitutes 5.2% of all of the outstanding shares of Common Stock. Corsair Partners' beneficial ownership of 128,000 shares of Common Stock constitutes 4.2% of all the outstanding shares of Common Stock. Corsair Partners II, Corsair Management and CMP's shared beneficial ownership of 31,800 shares of Common Stock constitutes 1.0% of all of the outstanding shares of Common Stock. Together, Mr. Petschek, Corsair Partners, Corsair Partners II, Corsair Management and CMP beneficially own 5.2% of all of the outstanding shares of Common Stock.

                  The percentages used herein are calculated based on the 3,063,290 shares of Common Stock reflected as being issued and outstanding as of December 31, 2001 in the Issuer's Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2001.

         (c)      Number of shares as to which such person has:

                  See Item 4(a).

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                  Inapplicable.

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON.

                  Inapplicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                  Inapplicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  See attached Exhibit A.

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.

                  Inapplicable.

ITEM 10.          CERTIFICATION.

                  By signing below each of the undersigned certifies that, to the best of the undersigned's knowledge and belief, the securities referred to below were not acquired and were not held for purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURES

                  After reasonable inquiry and to the best of the undersigned's knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated:  April 17, 2002   Jay R. Petschek

                                       /s/ Jay R. Petschek
                                       -------------------
                                           Jay R. Petschek


Dated:  April 17, 2002   Corsair Capital Partners, L.P.

                                      By: /s/ Jay R. Petschek
                                          -------------------
                                              Jay R. Petschek
                                              General Partner


Dated:  April 17, 2002   Corsair Capital Partners II, L.P.

                                      By: Corsair Managing Partners,
                                          General Partner

                                           By: Corsair Management Company, Inc.,
                                               a general partner

                                                  By: /s/ Jay R. Petschek
                                                      -------------------
                                                          Jay R. Petschek
                                                          President


Dated:  April 17, 2002   Corsair Management Company, Inc.

                                      By: /s/ Jay R. Petschek
                                          -------------------
                                              Jay R. Petschek
                                              President


Dated:  April 17, 2002   Corsair Managing Partners

                                      By: Corsair Management Company, Inc.,
                                          a general partner

                                             By: /s/ Jay R. Petschek
                                                 -------------------
                                                     Jay R. Petschek
                                                     President